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Exhibit 99.1

LETTER OF INTENT

09/20/06

This Letter of Intent is intended to serve as an outline of the basic terms upon which Express Systems Corporation, a Nevada corporation publicly trading on the OTC market will purchase, through a wholly owned subsidiary, 100% of the issued and outstanding shares of DWM Petroleum AG through a merger transaction (the “Merger”) or other mutually agreed form of purchase and within 60 days of closing raising a minimum of $10 million in equity capital (the “Financing”). This Letter of Intent should not be construed as a binding commitment. The terms and conditions set forth herein are based on preliminary and limited information provided by DWM Petroleum and are subject to change pending the completion of due diligence, the approval of the Board of Directors of both companies and the execution of definitive agreements.

Company:	DWM Petroleum AG (“DWM Petroleum”)
Acquirer:	Express Systems Corporation (“EXPY” or the “Company”), a Nevada Corp.
Structure of Acquisition
Reverse Merger	Tax-free reorganization under Internal Revenue Code §368(a)(1)(A) by means of the merger of DWM Petroleum into a company wholly owned by EXPY (“Merger Sub”).
Surviving Entity
DWM Petroleum would be the surviving company of the merger with and into the Merger Sub and would be maintained as a separate wholly-owned subsidiary of EXPY. EXPY would have no other business other than the business of DWM Petroleum. EXPY’s name would be changed to “Manas Petroleum Corporation” and the Merger Sub, a related name.

Consideration
EXPY buys 100% of the shares of DWM Petroleum by issuing shares of EXPY common stock in such number that the existing shareholders of DWM Petroleum would own approximately 80% of the shares of EXPY after the merger (but before the Financing). For example, if EXPY had 20,000,000 shares outstanding on a fully diluted basis prior to the Merger, DWM Petroleum shareholders would receive 80,000,000 shares for a total of 100,000,000 shares outstanding. At the completion of the Financing (assuming $10,000,000 was raised), the former shareholders of DWM Petroleum would own 73% of the shares of EXPY, as a total of 110,000,000 would than be outstanding.

DWM shareholders or such other entity as determined will also be granted a bonus of 500,000 shares for every 50 million barrels of P50 reserves net to the Company from the Kyrgyzstan and Albanian Assets up to a maximum of 2 billion barrels of P50 oil reserves.

The shares issued to DWM Petroleum shareholders would be subject to a lock up agreement such that after 18 months 3% of the shares would be released from the lock up (approximately 2.4 million shares) and then 3% of the shares (approximately 2.4 million shares) would be released every 6 months (cumulatively) for 5 year period. After 5 years all remaining shares would be available for release.

Officers and Directors/Employment Agreements
Mr. Heinz Scholz will be the Chairman of the Board and Chief Executive Officer of EXPY, Mr. Peter-Mark Vogel will be the Chief Financial Officer and Mr. Alexander Becker will be the Chief Technical Officer. In addition, Mssrs. Scholz, Vogel and Becker, one designee of EXPY and two outside individuals will initially serve as the Board of Directors of EXPY. Mssrs. Scholz, Vogel and Becker will enter into new employments agreements with the Company providing for usual and customary terms including full time service to the Company and non-competition and non-disclosure provisions.

Structure and Terms of Financing
Financing
A private placement of 7,000,000 shares at $0.02 per share will be completed prior to the merger agreement for total net proceeds of $140,000.

A private placement of 1,000,000 shares at $0.50 will be completed within 30 days of signing this letter of intent but on a post split basis.

A private placement of 10,000,000 units (the “Units”) at a purchase price of $1.00 per Unit (the “Purchase Price”). Each Unit consisting of 1 share of EXPY Common Stock, 1/2 EXPY Series A common stock purchase warrants (“A Warrants”) and 1/2 EXPY Series B common stock purchase warrants (“B Warrants”).

Warrants
The A Warrants shall be exercisable at $2.00 per share and shall have a term of two years. In addition, the A Warrants shall be redeemable by EXPY, $.01 per warrant, in the event EXPY shares close over $3.00 for a consecutive 20 trading day period.

The B Warrants shall be exercisable at $4.00 per share and shall have a term of three years. In addition, the B Warrants shall be redeemable by EXPY, at $.01 per warrant, in the event EXPY shares close over $6.00 for a consecutive 20 trading day period.

Registration Rights and Listing
Upon the earlier of 120 days from the closing of the Maximum number of Units or May 30, 2007 (the “Filing Date”). the Company shall file a Registration Statement on Form SB-2 (or any other applicable form used exclusively for this offering) covering the shares of Common Stock, the shares of Common Stock issuable upon the exercise of the A and B Warrants, the shares of Common Stock held by or issuable upon exercise of any derivative securities issued to the placement agents of this transaction for the $1.00 financing.

Investors	Select accredited and institutional investors (the “Investors”).
Dilution Protection
Until nine months from the Effective Date, upon any financing by the Company of Common Stock or Common Stock equivalents whereby the Company shall issue any Common Stock or Common Stock equivalents entitling any person or entity (except pursuant to a company equity incentive plan and additional shares as decribed in this letter of intent) to acquire shares of Common Stock at a price per share less than $1.00 (the “Dilution Price”), then the Investors shall be issued such additional number of shares of Common Stock using a weighted average formula

No Variable Rate Transactions
For a period of 12 months following the Effective Date, the Company shall be prohibited from effecting or entering into an agreement to effect any Subsequent Financing involving a “Variable Rate Transaction”. The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities.

Use of Proceeds	The Company intends to use the net proceeds of the Financing for exploration and production of its petroleum properties, for investor relations and for working capital.
No Hedging or Shorting by Investors
Until the Effective Date, neither the Investors nor any entity controlling them, under their control or under common control (including all affiliates under common control) will carry a net short position in the Common Stock of the Company, participate in any short selling activities, recommendations, or collusion, directly or indirectly, as such activities relate to the Common Stock.  A net short position will include any derivative instruments such as a put option, collar, swap or any other instrument which would result in a net short position.

Subsequent Equity Sales
Until six months after the Effective Date and assuming $10 million of the Financing is closed, without the consent of a majority of the Investors, the Company shall not issue shares of Common Stock or Common Stock Equivalents; provided, however, the six month period shall be extended for the number of Trading Days during such period in which (y) trading in the Common Stock is suspended by any Trading Market, or (z) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by the Investors for the resale of the Shares and Warrant Shares.

Finder’s Fee	A finder’s fee of 400,000 pre-split shares will be issued to Conrad Weiss and/or his assignee.
Documentation and Process
Closing
Within 30 days of this Letter of Intent, the parties shall draft documents relating to the Financing including a Subscription Agreement incorporating the terms of the Financing set forth above, a warrant agreement and an escrow agreement with a mutually agreed escrow agent (the “Financing Escrow Agent”). The Financing Escrow Agent shall act as escrow agent in connection with the Financing (the “Financing Escrow”), receiving the proceeds from the Investors and holding the related Financing documents (the “Financing Documents”).

Also within 30 days of this Letter of Intent, the Company, the Merger Sub and DWM Petroleum shall negotiate and execute a definitive merger agreement and related documents and certificates

(the “Merger Documents”).

Terms and Provisions
The Merger and Financing Documents shall include normal provisions including, without limitation, representations, warranties, covenants, agreements and remedies as are appropriate to preserve and protect the economic benefits intended to be conveyed to and from the Company, Merger Sub, DWM Petroleum and the Investors pursuant hereto.

No Shop
Both the Company and DWM Petroleum agree that from the date of this Letter of Intent until the thirtieth day thereafter or, in the event the Merger and Financing Documents are executed and placed in escrow, then November 30, 2006, neither party nor any of affiliates, officers, directors, employees, agents, or advisors shall, directly or indirectly, solicit offers from, negotiate with or in any manner encourage or consider any proposal of any other person or entity relating to the acquisition of an ownership in the Company, Merger Sub or DWM Petroleum or of the assets of such entities, in whole or in part, through purchase, merger, consolidation, share exchange or otherwise, or any other business combination involving such parties.

Between the date of this Letter of Intent and the signing of the Merger Documents, EXPY may attempt to raise interim or bridge funds not to exceed $200,000 on terms reasonably acceptable to DWM Petroleum. Nothing herein shall preclude DWM Petroleum from entering into debt financing transactions on terms reasonably acceptable to EXPY.

Investors’ Legal Fees
On the Closing Date, the Company shall pay the Investors’ reasonable legal fees and expenses for documentation, such fees and expenses not to exceed $20,000, as well as fees relating to the servicing of escrow not to exceed $5,000. If the Investors are unwilling to consummate a transaction on terms substantially similar to the terms set forth herein, the Investors shall pay their own legal fees. If the Company is unwilling to consummate a transaction on terms substantially similar to the terms set forth here, then the Company shall reimburse the Investors for their legal fees up to $25,000.

Audit
Each party shall provide audited statements and current interim statements reconciled to US GAAP as soon as possible and otherwise take such action as may be necessary to allow the parties to file appropriate disclosure statements with the Securities and Exchange Commission as soon as possible after the Closing.

Audit and Legal Fee:	Each party shall be liable for their legal and accounting fees.

Advisors	The Company has engaged the services of Andean Invest of the Bahamas and GM Capital Partners, Ltd. in connection with the transactions contemplated herein.
Confidentiality:
This Letter of Intent is confidential and proprietary to EXPY and DWM Petroleum. Both EXPY and DWM Petroleum hereby represent, each to the other, that it shall not disclose this Letter of Intent or its contents to third parties without the prior written consent of the other party. Both parties shall ensure that its counsel and advisors shall be aware of the confidential nature of this agreement and will agree to be bound to the terms hereof. This provision shall be of no further force or effect in the event the parties fail to enter into the Merger and Financing Documents.

Applicable Law	This Letter of Intent shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles.
Contacts
Express Systems Corporation
Mr. Randle Barrington-Foote
President
114 West Magnolia Street, Ste. 446
Bellingham, WA 98225
Tel. 800 661-7830
Fax 888 639-4097

DWM Petroleum AG
Mr. Peter-Mark Vogel
Chief Financial Officer
Bahnhofstrasse 9
CH-6341 Bar
Tel: +41 44 718 1032
Fax: +41 44 718 1039

To confirm your agreement with these basic terms, please fax an executed copy of this Letter of Intent to our office 604-945-7236.
Express Systems Corporation

Express Systems Corporation

By:	/s/Randle Barrington-Foote	Date: September 20, 2006
Name:	Randle Barrington-Foote
Title:	President

Agreed and confirmed:

DWM Petroleum AG

By:	/s/Heinz Scholz	Date: September 25, 2006
Name:	Heinz Scholz
Title:	CEO & Chairman